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Exhibit 99.01

EACO CORPORATION                      NEWS RELEASE
                                      EACO CORPORATION
                                      2113 FLORIDA BOULEVARD
                                      NEPTUNE BEACH, FLORIDA 32266
                                      (904) 241-9798
                                      FAX:  (904) 241-9936


                                      FOR IMMEDIATE RELEASE

Contact:
     Edward B. Alexander
     President
     (904) 241-9798

                   EACO CORPORATION ANNOUNCES
                      PROPERTY PURCHASE

NEPTUNE BEACH, FLORIDA - (OTCBB:EACO) EACO Corporation today announced the purchase of a property in Sylmar, California for $8.3 million. The purchase was funded using approximately $6.5 million in cash from proceeds of the Company's previously announced asset sale, plus the assumption of a loan on the property for $1.8 million with a variable interest rate equal to price. The purchase was structured as a like-kind exchange transaction under Section 1031 of the Internal Revenue Code. The Company projects that completion of this transaction will allow the Company to defer approximately $1 million in income taxes that would have been due as a result of the Company's asset sale.

The property includes two industrial tenants with rental income of approximately $540,000 per year, with scheduled increases during their respective lease terms. The Company plans to borrow against or refinance this property and use the cash proceeds to acquire an operating business or for other investment strategies.

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